                                                                     EXHIBIT (j)


            Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights," "Financial Statements," and "Counsel and Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated December 20, 2007 on the financial statements of the Aston Funds for the fiscal year ended October 31, 2007 in the Registration Statement (Form N-1A) and related Prospectuses and Statement of Additional Information of the Aston Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 96 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-68666).


                                                 /s/ ERNST & YOUNG LLP


Chicago, Illinois
February 27, 2008